Exhibit 10.9

295 Devonshire Street – 4th Floor

Boston, MA 02110

February 10, 2015

PERSONAL AND CONFIDENTIAL

Dear Michael,

peerTransfer Corp. (the “Company”) is pleased to offer you the full time position of Chief Financial Officer. We are excited about the prospect of you joining our team, and look forward to the addition of your experience and enthusiasm to help the Company achieve its goals. Your anticipated start date is April 20, 2015, with potential of time to be spent earlier depending on transition activities.

Your base salary will be paid at an initial rate of $225,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. You will be eligible to participate in benefits programs that may be adopted by the Company in the future to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. Your variable compensation or bonus will be as a function of your personal and the company performance. This bonus will be set to be annually $70,000 and will be paid following performance reviews every 6 months.

You will be eligible to participate in the Company’s stock option program, subject to the approval of the Company’s Board of Directors. We will recommend to the Company’s Board of Directors (the “Board”) at its next meeting after you join the Company that you be granted an option to purchase 172,291 shares of the Company’s common stock, or 0.75% of the fully diluted Post Series C of the Company at the then fair market value. The option, if so approved, will be governed by the Company’s Equity Plan and will be subject to the terms and conditions of any associated stock option agreement, which will include, among other things, a vesting schedule.

Your employment with the Company will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without cause, and with or without prior notice.

By signing below, you hereby confirm that the performance of your position at the Company does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company).

You will be required to sign a Confidentiality and Assignment Agreement as a condition of your employment with the Company which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of Company proprietary information.

Moreover, as a condition of commencing employment, you will be required to provide, for purposes of completing the I-9 form, sufficient documentation to demonstrate your eligibility to work in the United States.

Without limiting the at-will nature of your employment, if your employment is terminated by the Company or its successor without “Cause” within six (6) months following a “Change of Control,” each as defined below, provided that you timely execute and return a separation agreement and general release of claims in a form to be provided by the Company (the “Release”), and the Release becomes irrevocable within sixty (60) days of the date of your termination of employment (or such earlier date as the Company shall determine), in addition to any amounts accrued as of the date of termination, the Company will provide the following severance benefits:

(i)

severance pay equal to 6 months (the “Severance “Period”) of your then-current base salary, less applicable taxes and withholdings, payable in installments in accordance with the Company’s regular payroll practices; and

(ii)

should you timely elect and be eligible to continue receiving group medical insurance pursuant to the federal “COBRA” law, during the Severance Period or until you secure alternative coverage, whichever is first, the Company will continue to pay its share of the premiums for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage; provided, that if providing such benefit would violate the discrimination rules or result in additional taxation or penalties on the Company, this benefit will not be provided and the Company will not pay you the cash equivalent.

For purposes of this offer letter:

“Cause” shall mean:

(a) Your material breach of this offer letter or material breach or threatened breach of the Confidentiality and Assignment Agreement;

(ii) Your continuing failure, after notice thereof, to perform your assigned duties (other than any such failure resulting from a disability, as defined in the Company’s long-term disability insurance policy);

(iii) Your material failure to comply with the Company’s written policies or rules, which failure is reasonably likely to harm the Company, as determined by the Board in its sole discretion;

(iv) Your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof or a crime of moral turpitude; or

(v) A finding by Board that you have committed an act of gross negligence, willful misconduct, fraud or breach of fiduciary duty [in the performance of your employment].

“Change of Control” shall mean:

(a) a merger, consolidation or similar transaction in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger, consolidation or similar transaction, except any such merger consolidation or similar transaction involving the Company or a subsidiary in which the holders of shares of capital stock of the Company outstanding immediately prior to such merger, consolidation or similar transaction continue to represent, or such holders’ shares are converted into or exchanged for shares of capital stock that represent, immediately following such merger, consolidation or similar transaction, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger, consolidation or similar transaction, the parent corporation of such surviving or resulting corporation, in each case, with rights, preferences, powers and other provisions that are substantially identical to the rights, preferences, powers and other provisions of the capital stock each such holder held immediately prior to such merger, consolidation or similar transaction; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

Subject to any delays required by Section 409A, payment of the severance benefits shall commence no later than the thirtieth (30th) day following the date on which the Release becomes irrevocable. Notwithstanding the foregoing, if the 60th day following the termination of employment occurs in the calendar year following the year of your termination of employment, then the severance payments shall begin no earlier than January 1 of the year following such termination of employment, and in any event, payment of the severance benefits shall be consistent with the provisions of Section 409A as set forth below, as applicable.

All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. The parties intend that this offer letter be administered in accordance with Section 409A of the Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Your right to receive any installment payments under this offer letter shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A of the Code. To the extent that any provision of this offer letter is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this offer letter may be amended as the parties shall mutually agree, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. Except as otherwise permitted under Section 409A, neither you nor the Company shall have the right to accelerate or defer any payment hereunder unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this offer letter are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

This letter contains the final, total and complete agreement between you and the Company regarding your employment status and how your employment may be terminated. Even though your job duties, title, reporting relationships, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed by the Company, at its option, from time to time during your tenure here, neither you nor the Company can change the “at-will” nature of your employment, absent a written contract signed by an officer of the Company.

This offer of employment will terminate if it is not accepted, signed and returned to the attention of Mike Massaro via mail or email (mike@peertransfer.com) by February 10th, 2015. We truly look forward to working with you and building peerTransfer into an outstanding company.

Sincerely,

/s/ Mike Massaro
Mike Massaro
Chief Executive Officer

I have read this employment offer and I accept:

/s/ Michael Ellis
Michael Ellis

2/10/15
Date